Exhibit 99.1

Agency Contact:

Pam Lagano

Lagano & Associates, Inc.

727.480.3082

plagano@laganoassoc.com

For Immediate Release

Aerosonic Names Roy Robinson to Board of Directors

CLEARWATER, Fla. -- January 22, 2008 – Aerosonic Corporation (AMEX:AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced today that Roy Robinson has been elected to its Board of Directors effective January 21, 2008.

Robinson served as CEO of Seattle based Aviation Technologies, Inc since 2003 until his retirement in 2007. Previously, he was President of ELDEC Corporation. Following the acquisition of the company by the Crane Aerospace Group, he was appointed Chief Operating Officer of the Crane Aerospace Group of companies which included ELDEC, Hydro-Aire, Lear Romec, and Resistoflex.

Mr. Robinson brings over 30 years of operational and management experience, having served in executive management positions with a number of companies serving both the domestic and international aerospace markets. He has extensive experience in expanding smaller companies and has played a key role in several acquisitions.

“We are very pleased to have a person of Roy’s broad business and financial experience join our Board,” commented Mark Perkins, Interim President and Chief Executive Officer and Director, Aerosonic. “His accomplishments in operational excellence and consistent growth have resulted in greatly enhanced value for the companies he has served. We look forward to his contributions as a Director as we grow our Company.”

Robinson will replace Robert J. McGill, a member of Aerosonic’s Board of Directors since August 2003, who resigned to focus on other interests and obligations. Mr. Perkins further stated that “We would like to express our gratitude to Mr. McGill for his numerous contributions and wise counsel during his service on our Board.”

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products. Locations of the Company include Clearwater, Florida and Earlysville, Virginia. For additional information, visit the Company’s website at www.aerosonic.com.

This document contains statements that constitute "forward-looking" statements within the meaning of the Securities Act of 1933 and the Securities Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company's operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments with respect to the resolution of current stockholder litigation, adverse developments involving operations of the Company's business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.